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                                                                     Exhibit 3.2

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                            ORTEC INTERNATIONAL, INC.

It is hereby certified that:

     1. The name of the Corporation (hereinafter called the "Corporation") is Ortec International, Inc.

     2. The certificate of incorporation of the Corporation as previously amended and restated is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH and by adding a new Article ELEVENTH.

     FOURTH: 1. Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 201,000,000, consisting of 200,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

               2. Preferred Stock. The Board of Directors of the Corporation is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series, to increase or decrease the number of shares of Preferred Stock designated for any such series, and to fix the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality or effect of the foregoing, the determination of any or all of the following:

               (a) the voting powers, if any, and whether such voting powers are full or limited in such series;

               (b) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

               (c) whether dividends, if any, will be cumulative or noncumulative, the dividend rate, if any, of such series, and the dates and preferences of dividends, if any, on such series;

               (d) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;





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               (e) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

               (f) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; and

               (g) the provisions, if any, of a sinking fund applicable to such series;

          all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

               3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     ELEVENTH: The Board of Directors of the Corporation is hereby authorized in its discretion at any time prior to December 31, 2003, to amend the certificate of incorporation of the Corporation to effect a reverse stock split of the Corporation's outstanding shares of common stock at a ratio within the range from one share for each two shares outstanding to one share for each ten shares outstanding, without further approval or authorization of its stockholders.

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on February 11, 2003


                                               /s/ Ron Lipstein
                                               ---------------------------------
                                               Name:  Ron Lipstein
                                               Title: Secretary